Exhibit 99.1

Turtle Beach Appoints Julia Sze to the Board of Directors

Skilled Leader Brings Over 25 Years of Senior Executive Experience in Capital Markets and Investment Management

With Ms. Sze’s Appointment, the Turtle Beach Board Has Replaced the Majority of Its Board Members in
the Last Seven Months, In Furtherance of its May 2022 Cooperation Agreement with The Donerail Group LP

WHITE PLAINS, N.Y.–(BUSINESS WIRE)–Dec. 6, 2022– Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (“Turtle Beach” or the “Company”), today announced the appointment of Julia Sze to the Company’s Board of Directors.

Ms. Sze is a Chartered Financial Analyst with over 25 years of senior executive experience in capital markets and investment management. She currently serves as an impact investor, working with clients to effectively translate their mission and values into investment strategies to generate growth. Prior to the founding of her consulting practice, Ms. Sze served as Chief Investment Officer for Wells Fargo Family Wealth Group, managing over $1 billion in assets, and for Bank of America’s Alternative Investments Group, leading the Western region team and providing sales support and education for private banking teams. Ms. Sze has also served as an economic consultant and portfolio manager of leading funds in the Asia Pacific equity markets at Cameron Global Investments, Credit Lyonnais Asset Management and Indosuez Asset Management. Additionally, Ms. Sze is a distinguished professional faculty member of UC Berkeley Haas School of Business and University of New Mexico Anderson School of Management. Ms. Sze currently serves on the Boards of Cavco Industries (Nasdaq: CVCO), Laird Norton Wealth Management and Tern Bicycles, LLC.

“We are excited to welcome Julia, a seasoned executive with over two decades of experience in capital markets and investment management to the Turtle Beach Board of Directors,” said Juergen Stark, Chairman of the Board and CEO, Turtle Beach Corporation. “Julia brings an important investor perspective to the boardroom, underscored by her extensive experience managing investment portfolios, and we look forward to leveraging this perspective with regards to our strategy, capital allocation plans and future growth.”

“It is an honor to join a Board with such strong and diverse experience, across different industries,” said Julia Sze. “Turtle Beach is at an important point in its evolution, and I believe we have ample opportunities ahead in the gaming market. I am excited to contribute to the Board and help position the Company for long-term success.”

With Ms. Sze’s appointment, the Turtle Beach Board comprises nine directors, eight of whom are independent. Ms. Sze’s appointment is in furtherance of the commitments that the Company made in its May 2022 Cooperation Agreement with The Donerail Group LP.

About Turtle Beach Corporation

Turtle Beach Corporation (the “Company”) (www.turtlebeachcorp.com) is one of the world’s leading gaming accessory providers. The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing best-selling gaming headsets, top-rated game controllers, and groundbreaking gaming simulation accessories. Innovation, first-to-market features, a broad range of products for all types of gamers, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, professionals, and students that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Investor Information:
Cody Slach or Alex Thompson
Gateway Investor Relations
949.574.3860
hear@gatewayir.com

Public Relations & Media:
MacLean Marshall
Sr. Director, Public Relations &
Brand Communications
Turtle Beach Corporation
858.914.5093
maclean.marshall@turtlebeach.com